Exhibit 10.20

CD&R Millennium HoldCo 2 B.V.

De Boelelaan 7, 1083 HJ Amsterdam, the Netherlands

Commercial register of the Netherlands under No. 60573368

To the

Executive and

Non-Executive Directors of the

Mauser Group

7 August 2015

Indemnification of Directors of the Mauser Group in connection with the IPO of Mauser Group B.V.

To whom it might concern,

It is envisaged to conduct an initial public offering (the “IPO”) with respect to our investment in Mauser Group B.V. (previously CD&R Millennium HoldCo 3 B.V. and to be converted into a stock corporation (naamloze vernnootschap) prior to the IPO) (“ListCo”). In this context the executive and non-executive directors (the “Directors” or the “Indemnitees”) of ListCo and its subsidiaries (the “Mauser Group” or the “Group Companies”) may provide certain certifications and confirmations to the prospective underwriters regarding information, numbers and assessments of the Mauser Group in connection with the IPO (the “IPO Related Work”). The D&O insurance taken out for the Directors may not be sufficient to protect the Directors against certain risk and liabilities in relation to the IPO Related Work.

1.	We hereby agree to indemnify and hold harmless any Director to the fullest extent permitted by applicable law against expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, taxes, assessments and other charges in connection therewith) incurred by the Directors or on Directors’ behalf in connection with any proceeding connected with, resulting from or relating to the IPO Related Work, except for claims which might arise against the Directors in connection with IPO Related Work based on the Director’s willful deceit (arglistige Täuschung), intentional behavior (Vorsatz) or gross negligence (grobe Fahrlässigkeit).

2.	If the Directors are entitled under this declaration to indemnification by us for a portion of any expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement incurred by the Directors, but not for the total amount thereof, we shall nevertheless indemnify the Directors for such portion.

3.	In the event of payments under this declaration, we shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitees, who shall execute such documents and do such acts as we may reasonably request to secure such rights and to enable us effectively to bring suit to enforce such rights.

4.	Indemnitee shall give us notice in writing as soon as practicable of any proceeding for which indemnification will or could be sought under this declaration, provided that any failure or delay in giving such notice shall not relieve us of its obligations under this declaration unless and to the extent that we are materially prejudiced by such failure.

5.	This letter of indemnification is subject to the laws of the Federal Republic of Germany. All claims arising under or in connection with this letter of indemnification, including its validity, shall be subject to the jurisdiction of the Frankfurt am Main, Germany.

[Signature follows on next page]

Yours sincerely

CD&R Millennium HoldCo 2 B.V.

/s/ Christian Storch	/s/ Yasemin Demirtas
Name: Christian Storch	Name: Yasemin Demirtas
Position: Director	Position: Director